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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
RFS Hotel Investors, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RFS Hotel Investors, Inc.
850 Ridge Lake Boulevard, Suite 300
Memphis, TN 38120

Notice of Annual Meeting
On May 2, 2002
And Proxy Statement

Dear Shareholder:

        We invite you to attend our annual meeting of shareholders on May 2, 2002 at 2:00 p.m. at the Company's headquarters in Memphis, Tennessee. At the meeting, you will hear a report on our operations and have a chance to meet a number of the directors and officers of the Company.

        This booklet includes the formal notice of the meeting and the Proxy Statement. The Proxy Statement tells you about the agenda and procedures for the meeting. It also describes how the Board operates, gives personal information about our director candidates, and provides other information about the Company.

        Even if you have only a few shares, we want your shares to be represented at the meeting. We urge you to promptly vote your proxy by phone, via the Internet or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

        On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. I look forward to greeting as many of our shareholders as possible.

Sincerely,
Robert M. Solmson Chairman of the Board and Chief Executive Officer

March 13, 2002

RFS HOTEL INVESTORS, INC.

ii

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF RFS HOTEL INVESTORS, INC.

Time:	2:00 P.M., Central Standard Time
Date:	May 2, 2002
Place:	RFS Hotel Investors, Inc. Corporate Office 850 Ridge Lake Boulevard, Suite 300 Memphis, Tennessee 38120
Purpose:	•	To elect three directors.
	•	To elect the independent auditors.
	•	To conduct other business that may properly be raised.

        Only shareholders of record on March 14, 2002 may vote at the meeting.

        Your vote is important. Please complete, sign, date, and return your proxy card promptly in the enclosed envelope.

Sincerely,
Elizabeth A. McNeill Vice President, General Counsel and Secretary

March 13, 2002

GENERAL INFORMATION

Who may vote

        RFS Common Shareholders of record on March 14, 2002, may vote at the meeting.

How to vote

        You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

Proxy Voting Options

        Your Vote is Important! Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save the Company the expense and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote your shares by mail. Sending in your proxy card will not prevent you from voting your stock at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

        Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help RFS reduce postage and proxy tabulation costs.

        Or, if you prefer, you can return the enclosed proxy card in the envelope provided. Please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

How proxies work

        The Board of Directors of RFS is asking for your proxy. Giving your proxy to the persons named by us means you authorize them to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates.

        If you sign and return the enclosed proxy card but do not specify how to vote, you shares will be voted FOR the election of all of our director candidates and the election of independent auditors.

        You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you also hold shares through someone else, such as a stockbroker or a mutual fund, you may also get material from them asking how you want to vote. We encourage you to respond to all such requests.

Revoking a proxy

        You may revoke your proxy before it is voted by submitting a new proxy with a later date; by voting in person at the meeting; or by notifying RFS's Secretary in writing at the address under "Questions".

Quorum

        In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

Votes needed

        The director candidates receiving the most votes will be elected to the three seats on the Board to be filled at the meeting. Abstentions count for quorum purposes but not for voting purposes.

Broker Non-votes

        No specific provisions of Tennessee law or our charter or bylaws address broker non-votes. Under New York Stock Exchange Rules, if a broker holds your shares as a nominee, the broker must vote those shares according to your specific instructions, and, if the broker doesn't receive your instructions, the broker may vote your shares on routine matters such as the election of our directors and independent auditors. To ensure that your shares are voted at the meeting in accordance with your instructions, we encourage you to provide instructions to your brokerage firm by voting your proxy. If you don't vote your shares, your brokerage firm may either: (i) vote your shares on the routine election of directors and independent auditors, or (ii) leave your shares unvoted.

Attending in person

        Only shareholders as of March 14, 2002, their proxy holders, and invited guests may attend the meeting. If you wish to vote in person and your shares are held by a stockbroker, you will need to obtain a proxy from the stockbroker authorizing you to vote your shares held in the stockbroker's name.

ELECTION OF DIRECTORS

        The Board of Directors of RFS has nominated the three director candidates named below.

        The Board of Directors oversees the management of the Company on your behalf. The Board reviews RFS's long-term strategic plans and exercises direct decision-making authority on key issues, such as the declaration of dividends. Just as important, the Board chooses the Chief Executive Officer, sets the scope of his authority to manage the Company's day-to-day operations, and evaluates his performance.

        RFS's Charter requires that a majority of the Company's directors be Independent Directors. Seven of RFS's nine directors are Independent Directors. "Independent Directors" are not officers or employees of RFS or any of its affiliates; or officers, employees or affiliates of any lessee of property from RFS, any subsidiary of RFS, or any partnership that is an affiliate of RFS.

        RFS's Charter and Bylaws provide for three classes of directors, who serve staggered three-year terms expiring at the annual meeting of shareholders three years following their election.

        The RFS Board has nominated for reelection each of the three persons currently serving as Class III directors, whose terms are expiring at the 2002 annual meeting of shareholders. If elected, each of these persons will serve until the annual meeting of shareholders in 2005. Personal information on each of our nominees, and on each of the other directors who will continue to serve on RFS's Board following the annual meeting, is given below.

        The RFS Board of Directors met eight times during 2001. In 2001, Messrs. Solmson, Churchey, Campbell, Stokes, Starnes, Forsdick, Reiss and Jenkins each attended more than 75% of the aggregate number of applicable meetings of the Board of Directors. Messr. Matthies attended more than 75% of the meetings of the Board of Directors following his appointment to the Board in August, 2001.

        If a director nominee becomes unavailable to serve before the election, your proxy card authorizes the named proxies to vote for a replacement nominee if the Board names one.

        The Board of Directors recommends that you vote FOR the election of each of the following nominees for Class III directors:

NOMINEES FOR ELECTION AS CLASS III DIRECTORS
(TERMS EXPIRING IN 2005)

        ROBERT M. SOLMSON, age 54, is Chairman and Chief Executive Officer of RFS. He has been Chairman and Chief Executive Officer and a Board member since the Company's formation in 1993 and President from 1993 to February 1996 and from February 1998 to October 1998. He is also a director of Independent Bank and formerly was a director or Morgan Keegan and Company, Inc, an investment firm in Memphis, TN and National Commerce Bancorporation in Memphis, TN. He is an ex-officio member of all board committees.

        R. LEE JENKINS, age 72, was President of Plough, Inc. and Executive Vice President-Consumer Operations of Schering-Plough Corporation from 1976 through 1989. He is a director of National Commerce Bancorporation and has been a director of RFS since 1996.

Committees:    Compensation

        KARL MATTHIES, age 58, is the President of Bellagio Partners, a private investment management and consulting company. Prior to forming Bellagio, he was the Senior Partner in charge of Consumer and Real Estate Investment Banking at Banc of America Securities. Mr. Matthies was a founding member of Montgomery Securities, Banc of America Securities' predecessor firm, where he held a variety of positions from 1971 to 1999. He has been a director of RFS since August 2001.

Committees:    None

INCUMBENT DIRECTORS—CLASS II
(TERMS EXPIRING IN 2003)

        MICHAEL S. STARNES, age 56, is Chairman of the Board, President and Chief Executive Officer of MS Carriers, Inc., a truckload carrier in Memphis, Tennessee, positions he has held since 1986. He has been a director of RFS since 1993.

Committees:    Compensation

        JOHN W. STOKES, JR., age 64, was formerly the Vice Chairman of Morgan Keegan and Company, Inc., an investment firm, a position he had held since 1983. He had been an employee and director of Morgan Keegan since 1970. He is also a director O'Charley's, Inc. He has been a director of RFS since 1993.

Committees:    Audit

        RICHARD REISS, JR., age 57, is the founder and chairman of Georgica Advisors LLC, a New York based investment firm with public and private investments in the communications, media and entertainment industries, a position he has held since January 1997. From 1978 to 1998, Mr. Reiss served as managing partner of Cumberland Associates and its three investment funds. From 1970 to 1977, Mr. Reiss was the director of research at Shearson Hayden Stone, a predecessor company of Salomon Smith Barney. He also is as a director of Grey Advertising, the Lazard Funds, Inc., O'Charley's, and is a trustee of the Manhattan Institute. He has been a director for RFS since October 1999.

Committees:    Audit

INCUMBENT DIRECTORS—CLASS I
(TERMS EXPIRING IN 2004)

        BRUCE E. CAMPBELL, Jr., age 70, is a member of the Board of Directors and the Executive Committee of National Commerce Bancorporation, a national bank holding company. Mr. Campbell was the Chairman of National Commerce Bancorporation's Executive Committee from 1993 to 2000. Prior to 1993, Mr. Campbell was Chairman and Chief Executive Officer of National Commerce Bancorporation, positions he held since 1977. During such period, Mr. Campbell was also Chairman and Chief Executive Officer of National Bank of Commerce, Memphis, Tennessee, a wholly owned national banking subsidiary of National Commerce Bancorporation. He has been a director of RFS since 1993.

Committees:    Audit, Compensation (Chairman)

        H. LANCE FORSDICK, SR., age 62, was Chairman of the Board of RFS, Inc., lessee of the Company's hotels, from 1974 until February 1996, when RFS, Inc. was acquired by Doubletree Corporation. Prior to 1974, Mr. Forsdick held various positions in the real estate and hotel development and management business. He has been a director of RFS since 1993.

Committees:    None

        RANDY CHURCHEY, age 41, has served as President and Chief Operating Officer of RFS since November 1999. From 1997 to 1999, he served as Senior Vice President and Chief Financial Officer of FelCor Lodging Trust, Inc., a hotel real estate investment trust. For approximately 15 years prior to joining FelCor, Mr. Churchey held various positions with Coopers & Lybrand, L.L.P., most recently serving as the Chairman of the Hospitality and Real Estate Practice of that firm for the Southwestern United States. He has been a director since July 2000.

Committees:    None

APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has nominated PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2002. The Company has been advised by PricewaterhouseCoopers LLP that none of its members has any financial interest in the Company. Election of PricewaterhouseCoopers LLP will require the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the annual meeting.

        A representative of PricewaterhouseCoopers LLP will attend the annual meeting.

        The Board of Directors recommends that you vote FOR the election of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2002.

Director Compensation

        Each director, except for Robert M. Solmson and Randy Churchey, received 1,500 restricted shares of Common Stock on January 1, 2002, such shares vest on December 31, 2002. Upon joining the Board, each director, who is not an employee of RFS, has also received 12,500 restricted shares of Common Stock, except H. Lance Forsdick, who has received 7,500 shares, and Richard Reiss and Karl Matthies, who have received 10,000 shares, subject to certain restrictions on transfer prior to vesting. In addition, each director who is not an employee of RFS has received options to acquire 25,000 and 10,000 shares of Common Stock. Each non-employee director's rights in such shares of restricted Common Stock vest at the rates of either 20% or 33 1/3%, per year of service, beginning one year after the date of grant. Each director is entitled to vote and receive dividends declared with respect to the restricted shares of such Common Stock prior to vesting. The options to acquire 25,000 and 10,000 shares vest at the rates of 20% and 33 1/3%, respectively, per year of service, beginning one year after the date of grant. Any unvested restricted shares or options at the time a non-employee director ceases to be a director will be forfeited. In addition, the Company reimburses directors for their out-of-pocket expenses in connection with their service on the Board of Directors. The Directors do not receive annual or per meeting cash compensation.

Board Committees

        The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be practicable at a full Board meeting. Each committee reviews the results of its meetings with the full Board.

Audit Committee

        The Board of Directors has established an Audit Committee, which currently consists of Messrs. Campbell, Reiss and Stokes. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met four times in 2001, with all members attending 75% or more of the aggregate number of applicable meetings. The Audit Committee meets quarterly, before the release of the Company's quarterly earnings to the public.

Compensation Committee

        The Board of Directors has established a Compensation Committee, which currently consists of Messrs. Campbell, Jenkins and Starnes. Mr. Solmson and Mr. Churchey act as a special non-board compensation committee for the purpose of awarding compensation and benefits to Independent Directors. The Compensation Committee determines compensation for the Company's executive officers and administers the Plan as it relates to executive officers and key employees. The Compensation Committee met one time in 2001, and all members were present.

Officers of RFS

        The current officers of RFS, their ages, positions held and tenure are as follows:

Name	Age	Position(s) With RFS	Officer Since
Robert M. Solmson	54	Chairman of the Board and Chief Executive Officer	1993
Randy L. Churchey	41	President and Chief Operating Officer	1999
Kevin M. Luebbers	35	Executive Vice President and Chief Financial Officer	2000
Dennis M. Craven	30	Vice President and Chief Accounting Officer	2001
Herb W. Cummings	59	Vice President, Renovation and Design	1999
Craig Hofer	42	Vice President and Chief Information Officer	1995
Elizabeth A. McNeill	41	Vice President, General Counsel and Secretary	2002
Diane Radcliffe	36	Vice President, Asset Management	2001

Business Experience of Officers

        Information concerning the business experience of Mr. Solmson and Mr. Churchey is set forth under "Election of Directors".

        Kevin M. Luebbers, age 35, is our Executive Vice President and Chief Financial Officer. Prior to joining us in July 2000, Mr. Luebbers was Senior Vice President of Planning and Investment Analysis, for Hilton Hotels Corporation. Prior to joining Hilton, he held various positions with the Prudential Realty Group, a division of the Prudential Insurance Company of America, where he specialized in hotel asset management.

        Dennis M. Craven, age 30, has served as our Vice President and Controller since November 2000 and became our Chief Accounting Officer in January 2002. Prior to joining us, he worked for PricewaterhouseCoopers, where he was a senior manager in their Assurance and Business Advisory Services group. Throughout his career in public accounting, he specialized in the hospitality and financial services industries.

        Herb W. Cummings, age 59, has served as our Vice President, Renovation and Design since October 1999. Previously, he was senior project manager and Vice President of Construction with Bristol Hotels and Resorts and held various similar positions with Davidson Hotel Company and United Inns, Inc.

        Craig Hofer, age 42, is our Vice President and Chief Information Officer. He has served as President of Centrafuse, Inc., our wholly owned subsidiary engaged in the sale of hotel accounting services over the Internet, since November 1999. Since July 1995, he has held various positions with us, including Vice President of Financial Planning.

        Elizabeth A. McNeill, age 41, is our Vice President, General Counsel and Secretary. Prior to joining us in April 2001, Ms. McNeill held various positions with Medshares, a health care provider, most recently serving as Senior Vice President and General Counsel. Prior to joining Medshares in

April 1993, Ms. McNeill was a partner in Wolff Ardis PC, a Memphis law firm specializing in commercial litigation.

        Diane Radcliffe, age 36, has served as our Vice President, Asset Management since July 2000. Prior to joining us, she was Senior Director of Hotel Performance Support for Homewood Suites Hotels, the extended-stay brand of Promus Hotel Corporation (now Hilton Hotels Corporation). In this position she was responsible for that brand's hotel sales and marketing, revenue management and operational support team. During her 13-year tenure with Promus, she held various field and corporate level positions including leading the Hotel Performance Support team for Hampton Inn Hotels.

        The executive officers of RFS are elected annually by the RFS Board. Any officer or agent of RFS may be removed by the RFS Board, but such removal will not prejudice any contractual rights of the person removed.

        There are no family relationships among the executive officers. There are no arrangements or understandings between any officer and any other person pursuant to which that officer was selected.

Director and Executive Officer Stock Ownership

        The following table shows how much RFS Common Stock was beneficially owned on March 14, 2002, by each executive officer, each non-employee director and nominee, and all directors and executive officers, as a group. Unless otherwise indicated, each person owns directly the shares shown after his name in the following table:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class
Executive Officers and Inside Directors:
Robert M. Solmson (1)	901,102	3.1%
Randy L. Churchey (2)	178,501	*
Kevin M. Luebbers (3)	99,610	*
Non-Employee Directors:
Bruce E. Campbell, Jr. (4)	101,500	*
H. Lance Forsdick, Sr. (5)	541,000	1.9%
Michael S. Starnes (6)	33,000	*
John W. Stokes, Jr. (7)	88,480	*
R. Lee Jenkins (8)	79,000	*
Richard Reiss, Jr. (9)	95,000	*
Karl Matthies (10)	47,300	*
All directors and executive officers as a group (10 persons)	2,114,883	7.3%

*
Represents less than one percent

(1)
Includes 7,086 shares issuable to a trust of which Mr. Solmson's children are beneficiaries and over which Mr. Solmson has sole investment and voting power, upon the exercise of rights to redeem units of partnership interest in RFS Partnership, L.P. for shares of common stock (the "Redemption Rights"). Also includes (i) 11,500 shares owned by trusts for the benefit of his children, (ii) 15,500 shares owned by his children, (iii) 10,000 shares owned by his wife, (iv) 74,000 shares of restricted common stock, all of which are vested, (v) 75,000 shares of restricted common stock which vest at a rate of 12,500 shares in each of January 2002, 2003 and 50,000 shares in 2004 (subject to the satisfaction of certain performance criteria), and (vi) 225,000 shares issuable pursuant to exercisable stock options. Prior to vesting, Mr. Solmson is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.

(2)
Includes 25,000 shares of restricted common stock, including 16,667 that are vested and 8,333 shares that will vest in November 2002. Also includes (i) 100,000 shares of restricted common stock, which will vest at a rate of 10,000 shares in each of January 2002, 2003, 2004 and 2005, and 60,000 shares in January 2006 (subject to the satisfaction of certain performance criteria) and (ii) 33,333 shares issuable pursuant to exercisable stock options. Prior to vesting, Mr. Churchey is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.

(3)
Includes 12,000 shares of restricted common stock, including 4,000 shares that are vested and 8,000 shares that will vest at a rate of 4,000 shares in each of July 2002 and July 2003. Also includes 75,000 shares of restricted common stock, which vest at a rate of 7,500 shares in each of January 2002, 2003, 2004 and 2005, and 45,000 shares in January 2006 (subject to the satisfaction of certain performance criteria). Prior to vesting, Mr. Luebbers is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.

(4)
Includes (i) 12,500 shares of restricted common stock, all of which are vested, (ii) 1,500 shares of restricted common stock, which vest on December 31, 2002, (iii) 10,000 shares owned by Mr. Campbell's wife and (iv) 25,000 shares issuable pursuant to exercisable stock options.

(5)
Includes (i) 7,500 shares of restricted common stock, all of which are vested, (ii) 1,500 shares of restricted common stock, which vest on December 31, 2002, (iii) 20,573 shares issuable to Mr. Forsdick upon exercise of his redemption rights and (iv) 25,000 shares issuable pursuant to exercisable stock options.

(6)
Includes (i) 12,500 shares of restricted common stock, all of which are vested, (ii) 1,500 shares of restricted common stock, which vest on December 31, 2002 and (iii) 25,000 shares issuable pursuant to exercisable stock options.

(7)
Includes (i) 12,500 shares of restricted common stock, all of which are vested, (ii) 1,500 shares of restricted common stock, which vest on December 31, 2002, (iii) 5,000 shares owned by Mr. Stokes' wife and (iv) 25,000 shares issuable pursuant to exercisable stock options.

(8)
Includes (i) 12,500 shares of restricted common stock, all of which are vested, (ii) 1,500 shares of restricted common stock, which vest on December 31, 2002 and (iii) 25,000 shares issuable pursuant to exercisable stock options.

(9)
Includes (i) 10,000 shares of restricted common stock, including 4,000 shares that are vested and 6,000 shares that will vest at a rate of 2,000 shares in each of October 2002, 2003 and 2004, (ii) 1,500 shares of restricted common stock, which vest on December 31, 2002 and (iii) 10,000 shares issuable pursuant to exercisable stock options. Prior to vesting, Mr. Reiss is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.

(10)
Includes (i) 10,000 shares of restricted common stock that vest ratably over three years in each of August 2002, 2003 and 2004, (ii) 1,500 shares of restricted common stock, which vest on December 31, 2002 and (iii) 22,100 shares held in trusts. Prior to vesting, Mr. Matthies is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.

Principal Stockholders

        To our knowledge, no person beneficially owns five percent or more of our common stock on March 14, 2002. The following table shows the beneficial ownership of the Series B Preferred Stock on March 14, 2002.

	Series B Preferred Stock (2)
Name and Address of Beneficial Owner	Nature of Beneficial Ownership	Percent of Class (1)
CT Mezzanine Partners I, LLC 410 Park Avenue 14th Floor New York, NY10022	250,000	100%

(1)
Based on shares outstanding on March 14, 2002

(2)
Holders of the Series B Preferred Stock do not have voting rights unless RFS is in arrears for two or more quarterly periods (whether or not consecutive) at which point the holders of such shares are entitled to vote for the election of two additional directors of the Company.

Report of the Audit Committee

        The Audit Committee is composed of three independent directors as required under the New York Stock Exchange listing standards and the Audit Committee provides assistance to the Company's directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors and the financial management of the Company. The Audit Committee Charter was filed as an Exhibit to the 2001 proxy statement. We have met with the Company's independent auditors and management to discuss the duties and responsibilities imposed by the charter.

        Management has the primary responsibility for our Company's financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our Company's financial statements in accordance with generally accepted accounting principles. In fulfilling our oversight responsibilities, our audit committee has reviewed the audited financial statements to be included in the Annual Report on Form 10-K with management and with PricewaterhouseCoopers LLP, our Company's independent auditors, including discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        Our audit committee reviewed and discussed with the independent auditors their judgments as to the quality of the Company's accounting principles and the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards).

        In addition, our audit committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) of the American Institute of Certified Public Accountants. We have considered the non-audit services provided by PricewaterhouseCoopers LLP during the year and believe that the services do not in any way impair their independence.

        Based on the reviews and discussions referred to above, we recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. We recommended, and the Board approved, the nomination of PricewaterhouseCoopers LLP, as the Company's independent auditors for the fiscal year ending December 31, 2002, subject to shareholder approval.

        This report has been furnished by members of the Audit Committee.

March 15, 2002	Audit Committee
Bruce E. Campbell (Chairman) John W. Stokes, Jr. Richard Reiss, Jr.

        The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Report on Executive Compensation

Compensation Philosophy

        The Compensation Committee is responsible for setting and administering compensation policies, fixing salaries, awarding performance bonuses and determining awards of restricted stock and grants of stock options under the Plan to officers and key employees. The Compensation Committee of the Board of Directors is comprised of Messrs. Campbell, Jenkins and Starnes, each of whom is an Independent Director of the Company.

        The Compensation Committee believes incentive compensation should provide a meaningful portion of the Executive's total compensation. In addition to the annual base cash compensation for 2002, each of the officers and key employees will be entitled to a cash bonus at the discretion of the Compensation Committee. It is expected that any cash bonus will be based upon performance criteria including competitive factors. In addition, each of the officers and key employees may be provided other incentive compensation, including, but not limited to, grants of stock options and shares of restricted Common Stock, in accordance with rules and criteria established by the Compensation Committee of the Company.

Executive Compensation

        The Compensation Committee approved the 2002 annual base cash compensation for each of the officers and key employees as follows:

2002 Annual Base Cash Compensation
Robert M. Solmson	$295,000
Randy L. Churchey	$285,000
Kevin M. Luebbers	$220,000
Craig Hofer	$160,000
Dennis M. Craven	$130,000
Herb W. Cummings	$130,000

Other Incentive Compensation

        The Compensation Committee believes that grants of restricted Common Stock and options should reward officers and key employees for sustaining increases in shareholder value over an extended period, consequently, the restricted Common Stock and options become exercisable at a rate of 20% to 33 1/3% per year and expire if the officers and key employees leave RFS voluntarily or are discharged for cause.

        On January 1, 2001, the Compensation Committee approved the grant of 75,000, 100,000 and 75,000 shares of restricted Common Stock to Messrs. Solmson, Churchey and Luebbers, respectively. The restricted Common Stock vests over three years for Mr. Solmson and five years for Messrs. Churchey and Luebbers and is subject to the satisfaction of certain performance criteria. Information concerning the vesting of the restricted Common Stock is set forth under "Director and Officer Stock Ownership."

        In 2001 and 2000, the Compensation Committee approved aggregate grants of 260,000 and 14,000 shares of restricted Common Stock to officers and key employees, respectively. Also in 2001 and 2000, respectively, the Compensation Committee approved aggregate grants of 537,500 and 50,000 options to acquire Common Stock to officers and key employees, respectively. These grants were issued at an exercise price equal to the closing price of the Common Stock on The New York Stock Exchange on the date of grant.

Employment Agreements

        Messrs. Solmson, Churchey, Luebbers and Hofer entered into employment agreements (the "Employment Agreements") with RFS. Each Employment Agreement provides for a three-year term that is renewed for a new three-year term at the end of each year.

        Under the Employment Agreements, in 2002 Messrs. Solmson, Churchey, Luebbers and Hofer will receive base salaries in the amounts of $295,000, $285,000, $220,000 and $160,000 respectively. In addition, the Employment Agreements provide that each is entitled to a cash bonus payable on or before April 1, 2003 at the discretion of the Compensation Committee. In addition, each may receive other incentive compensation, including but not limited to, grants of stock options and shares of restricted Common Stock.

        Under each Employment Agreement, termination without cause or for death or disability requires a payment to the officers of their annual base salary for the remainder of the three-year term. In the event of voluntary termination or termination with cause, the officer will remain subject to the noncompete clause in the Employment Agreement (described below) but will receive no compensation subsequent to termination. Termination with cause includes the officer's conviction of a crime involving some act of dishonesty or moral turpitude, theft or embezzlement or malicious infliction of damage to the Company's property or business opportunity, material and intentional breach of the noncompete covenant, continuous neglect of duties or refusal to follow unambiguous duly adopted written direction of the Board of the Company or abuse of alcohol, drugs or other substances.

        Each Employment Agreement terminates upon the death or disability of the officer, and the officer is entitled to certain benefits in the event of a termination resulting from disability. Each Employment Agreement provides that, in the event of a termination of the officer's employment for cause or the officer's voluntary termination, the officer may not own any interest in a hotel property other than properties owned by the Company or manage or in any other capacity engage in the acquisition, development, operation or management of any hotel property located within 20 miles of any hotel property owned by the Company at the time of termination for a period of two years.

        Under each Employment Agreement, in the event of the Company's termination of an officer's employment or the officer's resignation for good reason ("Good Reason"), as defined below, following a change in control of the Company, as defined below ("Change of Control"), the officer will be entitled to a cash amount equal to the sum of: (i) three times the officer's annual base salary for the year in which the change of control occurs, and, (ii) the average cash bonus for the fiscal year in which the Change of Control occurs and the two preceding fiscal years. In addition, if the excise tax on "excess parachute payments", as defined in section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), will be imposed on the officer under Code section 4999 as a result of a Change of Control payment or any other payment, benefit or compensation which the officer receives or has the right to receive from the Company or any of their affiliates, the Company will indemnify the officer and hold him harmless against all claims, losses, damages, penalties, expenses and excise taxes. In addition, any unvested stock options or restricted stock granted to the officer under the Plan will vest and become immediately exercisable upon a Change of Control.

        A Change of Control is generally defined in the Employment Agreements to mean (i) the acquisition by any person of securities representing 50% or more of the Company's outstanding voting securities, (ii) a change in the majority of the Board of Directors of the Company, unless the change is previously approved by at least 80% of the members of the Board of Directors of the Company, (iii) the merger of the Company with another company where immediately after such merger, the persons holding a majority of the combined voting power of the then-outstanding securities of the Company prior to the merger hold less than a majority of the combined voting power of such company, (iv) the sale by the Company of all or substantially all of its assets to another company or person where immediately after such sale, the persons holding a majority of the then-outstanding securities of the Company prior to the sale hold less than a majority of the combined voting power of the Company, (v) the sale or transfer by the Company to a non-affiliated business of the operations or assets that generated at least two-thirds of the consolidated revenues of the Company and its subsidiaries for the prior four quarters, and (vi) the filing of a Form 8-K by the Company with the SEC disclosing that a change in control has occurred. For purposes of the Employment Agreements, "Good Reason" is generally defined as (i) a change in the officer's status, position or responsibilities that does not represent a promotion, (ii) a reduction in the officer's base salary or bonus, (iii) a required relocation to a location more than thirty miles away from the Company's principal executive offices, (iv) failure to continue to provide benefits to the officer substantially similar to those specified in the Employment Agreement, and (v) the failure of the Company to assume the Employment Agreement following a Change of Control.

        RFS maintains a 401(k) Plan, health insurance and other benefits generally available to all employees. RFS also maintains a deferred compensation plan that is available only to directors, officers and key employees. RFS makes no matching or other contributions to the deferred compensation plan, other than the payment of its operating and administrative expenses.

        This report has been furnished by the current members of the Compensation Committee.

Bruce E. Campbell, Jr. (Chairman) R. Lee Jenkins Michael S. Starnes

        The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Executive Compensation Tables

        The following tables show the compensation of RFS's Chief Executive Officer and the four other most highly paid executives. See the Compensation Committee Report for an explanation of our compensation philosophy.

SUMMARY COMPENSATION TABLE

					Long Term Compensation
			Annual Compensation
Name and Principal Position					Restricted Stock Awards (4)($)		Securities Underlying Options (#)
	Year		Salary	Bonus
Robert M. Solmson Chairman of the Board and Chief Executive Officer	2001 2000 1999		$285,000 260,000 250,000	$195,000 10,000	$979,688	(5)	150,000 100,000	(8)
Randy L. Churchey President and Chief Operating Officer	2001 2000 1999	(1) (1)	$275,000 235,415 37,500	$187,500 80,000	$1,306,250 298,438	(5) (6)	150,000 100,000	(8)
Kevin M. Luebbers Executive Vice President and Chief Financial Officer	2001 2000	(2)	$210,000 95,000	$71,250	$979,688 132,750	(5) (7)	100,000 50,000	(8)
Herb W. Cummings Vice President, Renovation and Design	2001 2000 1999	(3)	$126,000 120,000 30,000	$20,000 90,000 2,500	$65,313	(5)	50,000 25,000	(8)
Craig T. Hofer Vice President and Chief Information Officer	2001 2000 1999		$156,000 150,000 120,000	$20,000 15,000 7,500			25,000 65,000	(8)

(1)
On July 26, 2000, Mr. Churchey's annual salary was increased to $250,000 from $225,000. Mr. Churchey's 1999 compensation is for the period November 1, 1999 (date of hire) to December 31, 1999.

(2)
For the period July 1, 2000 (date of hire) to December 31, 2000.

(3)
For the period October 1, 1999 (date of hire) to December 31, 1999.

(4)
At December 31, 2001, an aggregate of 373,500 shares of restricted Common Stock subject to vesting were held by the named officers, with an aggregate value of all vested and unvested restricted Common Stock at such date (based on the closing market price of the Common Stock at December 31, 2001 of $11.38) of $4,250,430 as follows: Mr. Solmson, 149,000 shares valued at $1,695,620; Mr. Churchey, 125,000 shares valued at $1,422,500; Mr. Luebbers, 87,000 shares valued at $990,060; Mr. Cummings, 5,000 shares valued at $56,900 and Mr. Hofer, 7,500 shares valued at $85,350. Prior to vesting, the recipients are entitled to vote and receive distributions with respect to unvested shares of restricted Common Stock.

(5)
On January 1, 2001, 75,000, 100,000, 75,000, and 5,000 shares of restricted Common Stock were granted to Mr. Solmson, Mr. Churchey, Mr. Luebbers and Mr. Cummings subject to vesting. The value is based on the closing market price of the Common Stock on the date granted of $13.0625.

(6)
In 1999, 25,000 shares of restricted Common Stock were granted to Mr. Churchey, subject to vesting at a rate of 33 1/3% per year starting in November 2000. The value is based on the closing market price of the Common Stock on the date granted of $11.9375 and $11.25, respectively.

(7)
In 2000, 12,000 shares of restricted Common Stock were granted to Mr. Luebbers, subject to vesting at a rate of 33 1/3% per year starting in each of July 2001, 2002 and 2003. The value is based on the closing market price of the Common Stock on the date granted of $11.0625 and $13.125, respectively.

(8)
See "Option Grants in 2001" below.

        The officers receive health and disability insurance benefits which do not exceed 10% of their respective salaries. These benefits are also made available to other employees of the Company.

OPTION GRANTS IN 2001

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year
			Exercise Price Per Share (1)	Expiration Date
					5%	10%
Robert M. Solmson	150,000	28%	$11.35	12/14/11	$1,070,693	$2,713,347
Randy L. Churchey	150,000	28%	11.35	12/14/11	1,070,693	2,713,347
Kevin M. Luebbers	100,000	19%	11.35	12/14/11	713,795	1,808,898
Herb W. Cummings	50,000	9%	11.35	12/14/11	356,898	904,449
Craig T. Hofer	25,000	5%	11.35	12/14/11	178,449	452,224

(1)
The exercise price per share is the closing price for the Common Stock on the New York Stock Exchange on the effective date of grant.

(2)
Represents potential realizable value at assumed annual rates of stock price appreciation over the exercise price for the options for the option term.

        The following table provides information on option exercises in fiscal 2001 and the value of such officers' unexpired options to purchase the Company's Common Stock at December 31, 2001:

			Number of Securities Underlying Unexercised Options at December 31, 2001		Value of Unexercised In-the-Money Options at December 31, 2001(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert M. Solmson	136,666	297,082	210,000	198,334		$4,500
Randy L. Churchey	33,333	123,815	33,333	183,334	$4,333	8,833
Kevin M. Luebbers	16,667	61,700		133,333		13,583
Herb W. Cummings	8,334	27,002	8,333	58,334		1,500
Craig T. Hofer	34,999	102,575	28,333	46,668	7,333	8,084

  (1)
  Based on the difference between the option exercise price and the closing sales prices for the Common Stock on the New York Stock Exchange on December 31, 2001, which was $11.38 per share.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires officers and directors, and persons who beneficially own more than ten percent (10%) of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies furnished to the Company and representations from the officers and directors, the Company believes that all section 16(a) filing requirements for the year ended December 31, 2001 applicable to its officers, directors and greater than ten percent (10%) beneficial owners were satisfied.

        Based on representations from the officers and directors, the Company believes that no other Form 5 for directors, officers and greater than ten percent (10%) beneficial owners were required to be filed with the SEC for the period ended December 31, 2001.

Stock Performance Graph

        Annual total returns to RFS shareholders are shown in the performance graph below. The graph compares the yearly percentage change in the Company's shareholder return on the Common Stock for the period December 31, 1996 through December 31, 2001, with the changes in the Standard and Poor's 500 Stock Index (the "S&P 500 Index") and the SNL Securities Hotel REIT Index for the same period, assuming a base share price of $100 for the Common Stock and each index for comparison purposes. Total return equals appreciation in stock price plus dividends paid, and assumes that all dividends are reinvested. The performance graph is not necessarily indicative of future investment performance.

        The Hotel REIT Index is comprised of fourteen publicly traded REITs which focus on investments in hotel properties.

RFS Hotel Investors, Inc.

	Period Ending
Index
	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
RFS Hotel Investors, Inc.	100.00	109.16	73.22	70.58	100.15	95.49
S&P 500	100.00	133.37	171.44	207.52	188.62	166.22
SNL Hotel REITs	100.00	131.11	64.82	50.35	72.03	67.35

ADDITIONAL INFORMATION

Other Business

        RFS's Board does not intend to bring, and knows of no one intending to bring, any matter before the annual meeting other than voting with respect to the director nominees and the independent auditors. If any other matter is properly brought before the meeting, the persons named as proxies will vote them in accordance with the direction of the RFS Board.

Outstanding Shares

        On March 14, 2002, a total of 26,395,377 shares of RFS Common Stock and 250,000 shares of Series B Preferred Stock were outstanding. Each share of Common Stock is entitled to one vote. Each share of Series B Preferred Stock is not entitled to vote.

Annual Report

        RFS's 2001 Annual Report to Shareholders and Form 10-K are enclosed with this Proxy Statement.

How We Solicit Proxies

        In addition to this mailing, RFS employees may solicit proxies personally, electronically, or by telephone. RFS pays the costs of soliciting the proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Shareholder Proposals for 2003

        The Board of Directors will make provision for presentation of appropriate proposals by shareholders at the 2003 annual meeting of shareholders, provided that such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC. Shareholder proposals intended to be submitted for presentation at the 2003 annual meeting of shareholders of the Company must be in writing and must be received by the Company at its executive offices on or before December 1, 2002 for inclusion in the Company's proxy statement and the form of proxy relating to the 2003 annual meeting.

Independent Public Accountants

        The firm of PricewaterhouseCoopers LLP has served as auditors for RFS during 2001 and will serve in that capacity for 2002, subject to shareholder approval. A representative of the auditors is expected to be at RFS's 2002 Annual Meeting of Shareholders to respond to appropriate questions and to make a statement if desired.

        The SEC's proxy rules require that RFS disclose all fees billed to RFS from PricewaterhouseCoopers pertaining to the past fiscal year as follows:

Audit fees	$158,000
Tax planning and compliance	141,000
Other fees	88,000

Total fees	$388,000

        Fees for the reviews of financial statements included in the quarterly reports on Form 10-Q are included in audit fees. Included in other fees are primarily costs associates with the sale of $125 million senior notes and the filings made in connection with the Hilton lease termination.

Questions

        If you have questions or need more information about the annual meeting, you may write to:

    Corporate Secretary
    RFS Hotel Investors, Inc.
    850 Ridge Lake Blvd., Suite 300
    Memphis, TN 38120

or call us at 901-767-7005 and ask for shareholder communications.

        We also invite you to visit RFS's Internet site at www.rfshotel.com

PROXY	No. of Shares

RFS HOTEL INVESTORS, INC.
850 Ridge Lake Boulevard, Suite 300, Memphis, Tennessee 38120

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Robert M. Solmson and Elizabeth A. McNeill, or either of them, as proxies, each with the power to appoint such person's substitute, and hereby each of them to vote, as designated below, all the shares of capital stock of RFS Hotel Investors, Inc. held of record by the undersigned on March 14, 2002, at the Annual Meeting of Shareholders to be held on May 2, 2002, or any adjournment thereof as specified below.

1.	ELECTION OF DIRECTORS (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name below)
	☐	FOR ALL NOMINEES LISTED BELOW
CLASS III—Term Expiring 2005—Robert M. Solmson, R. Lee Jenkins, Karl Matthies
	☐	WITHHOLD AUTHORITY to vote for all nominees

2.    ELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS

                                                 ☐    FOR                                                 ☐    AGAINST                                                 ☐    ABSTAIN

3.    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

Dated	, 2002

Please sign exactly as name appears in left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Signature
Signature if held jointly

QuickLinks

Notice of Annual Meeting On May 2, 2002 And Proxy Statement
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF RFS HOTEL INVESTORS, INC.
Officers of RFS
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN 2001
ADDITIONAL INFORMATION